Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-186228, 333-239617, 333-258417, 333-272483, 333-279978, and 333-287778) on Form S-8 and (Nos. 333-239615, 333-267994, and 333-291033) on Form S-3 of our reports dated February 25, 2026, with respect to the consolidated financial statements of Bristow Group Inc. and the effectiveness of internal control over financial reporting

/s/ KPMG LLP
Houston, Texas
February 25, 2026
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.